Exhibit 5.2

December 15, 2011

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Ladies and Gentlemen:

We have acted as special Nevada counsel to Huntington Ingalls Industries International Shipbuilding, Inc., a Nevada corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange by Huntington Ingalls Industries, Inc., a Delaware corporation (“Huntington”), and the Company of (i) up to $600,000,000 aggregate principal amount of Huntington’s 6.875% Senior Notes due 2018 (the “2018 Exchange Notes”) and the guarantee of the 2018 Exchange Notes by the Company (the “2018 Exchange Notes Guarantee”) for a like principal amount of Huntington’s outstanding 6.875% Senior Notes due 2018 and the guarantee by the Company thereof, and (ii) up to $600,000,000 aggregate principal amount of Huntington’s 7.125% Senior Notes due 2021 (the “2021 Exchange Notes” and together with the 2018 Exchange Notes, the “Exchange Notes”) and the guarantee of the 2021 Exchange Notes (together with the 2018 Exchange Notes Guarantee, the “Exchange Notes Guarantees”) for a like principal amount of Huntington’s outstanding 7.125% Senior Notes due 2021 and the guarantee by the Company thereof. The Exchange Notes and the Exchange Notes Guarantees will be issued pursuant to that certain Indenture, dated as of March 11, 2011 (as amended and supplemented to date, the “Indenture” and, together with the forms of the Exchange Notes and the Exchange Notes Guarantees, the “Exchange Notes Documents”), by and among Huntington, the entities named therein as guarantors, including the Company, and The Bank of New York Mellon Trust Company, N.A., as trustee.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by Huntington and the Company in connection with the authorization and issuance of the Exchange Notes and the Exchange Notes Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Exchange Notes Documents, the articles of incorporation and bylaws of the Company, the resolutions of the board of directors of the Company with respect to the Exchange Notes Documents, and such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate, and we have obtained from officers and other representatives and agents of the Company, and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, in our examination and in rendering this opinion letter, we have, with your permission, assumed without independent verification, that (i) the statements

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

Huntington Ingalls Industries, Inc.

December 15, 2011

of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction or as to matters of local law or the laws, rules, regulations or ordinances of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2. The Company has the corporate power and authority to enter into the Exchange Notes Guarantees and to perform its obligations thereunder.

3. The Exchange Notes Guarantees have been duly authorized by the Company.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to any reference therein to our firm under the heading “Legal Matters.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, King & Spalding LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/  Brownstein Hyatt Farber Schreck, LLP